Exhibit 99.1

Press Release

Acerinox completes the acquisition of Haynes International

The transaction strengthens Acerinox’s global position in high-performance alloys and in the high-growth U.S. market and aerospace sector

Acerinox, a leading global company in the manufacturing and distribution of stainless steel and high-performance alloys, has completed today, through its wholly owned U.S. subsidiary – North American Stainless (“NAS”) – the acquisition of Haynes International (“Haynes”), a U.S. leading developer, manufacturer, and marketer of technologically advanced high-performance alloys.

“We are excited to officially welcome Haynes”, Bernardo Velázquez Herreros, Chief Executive Officer of Acerinox, said. “Haynes has built a leading high-performance alloys business. Their addition to Acerinox strengthens our global position in this segment, creating opportunities for growth in the aerospace sector and in the attractive U.S. market. Haynes has a committed and highly qualified and experienced team, that fits culturally with the values of our Group, with considerable talent that will allow us to expand our range of products and ultimately make the Acerinox Group even better.”

“For over 112 years, Haynes has been at the forefront of the high-performance alloy industry, and today’s announcement sets the foundation for our future, ensuring that we will be able to better serve our customers through increased capacity and an even broader portfolio of products, applications and services”, said Michael L. Shor, President and Chief Executive Officer of Haynes. “We are excited to officially join the Acerinox family and know that the investment in our operations will drive growth for not just the Group, but our local communities.”

Together, Haynes and VDM Metals will form Acerinox’s High-Performance Alloys (HPA) Division in the future. The integration of Haynes will support Acerinox’s strategic priorities, including the company’s focus on enhancing its operations in the U.S. market, high-performance alloys, and the aerospace sector. Acerinox will invest approximately $200 million over the next four years in the newly combined U.S. business, mostly in Haynes’s operations in Kokomo, to create an integrated high-performance alloy and stainless-steel platform.

Additional transaction highlights, as previously announced during February of this year:

●	Offers estimated annual synergies of $71 million.

●	Adds powerful R&D capabilities and a significant portfolio of patents and certifications.

●	Creates additional value through the combination of complementary businesses, including the expansion of U.S. operating capabilities and a sales and distribution network with 14 additional locations internationally.

●	Builds upon Haynes's historical and expected financial performance to deliver significant growth and margin enhancements.

●	Haynes brings strong relationships and a portfolio of loyal customers, delivering high quality customer service.

About Acerinox

The Acerinox Group is the global leader in the manufacture of stainless steel and high-performance alloys, with a melting shop capacity of 3.5 million tons. Its production network is comprised of 12 factories. The Group has five stainless steel factories: three integrated flat product plants (Acerinox Europa, North American Stainless and Columbus Stainless); and two long product plants. The other 7 factories (located in the United States and Germany) manufacture high performance alloys. Acerinox Group products, with more than 11,000 possible combinations, are sold through an extensive commercial network in more than 80 countries.